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                                                                                                                        EXHIBIT 12.1

                                        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                           (In Thousands of Dollars, Except for Ratios)

                                                                        Predecessor Pierre                         Successor Pierre
                                               ------------------------------------------------------------------------------------

                                                             FISCAL YEARS ENDED
                                               ---------------------------------------------
                                                                                                          For the      For the
                                                                                                          Period        Period
                                                                                                          March 7,      July 1,
                                                                                             Thirty-Nine    2004         2004
                                                                                             Weeks Ended  Through      Through
                                                                                             November 29, June 30,    December 4,
                                                  2000      2001     2002     2003    2004      2003        2004         2004
                                                 --------  -------  -------  ------- ------- -----------  --------    ------------
Income/(loss) from continuing
     operations before income tax
     provision (benefit) and acumulative
     effect of accounting change                 $(19,060) $(4,979) $   734  $ 2,900 $ 2,737  $    315   $ (6,344)     $ (5,033)
Add Fixed Charges:
     Interest expense                              14,086   12,763   12,679   13,482  16,209    12,406      5,822        13,662
     Interest expense on operating leases             353      394      450      391     485       346        473           538
     Amortization of financing costs                  900      571      528      746     770       596        716           569
                                                 --------  -------  -------  ------- -------  --------    -------      --------
          Total income (loss) as defined         $ (3,721) $ 8,749  $14,391  $17,519 $20,201  $ 13,668    $   667      $  9,736
                                                 ========  =======  =======  ======= =======  ========    =======      ========

Fixed Charges:
     Interest expense                            $ 14,086  $12,763  $12,679  $13,482 $16,209  $ 12,406   $  5,822      $ 13,662
     Interest expense on operating leases             353      394      450      391     485       346        473           538
     Capitalized interest                              --       --       --       --     230        --         --            --
     Amortization of financing costs                  900      571      528      746     770       596        716           569
                                                 --------  -------  -------  ------- -------  --------   --------      --------
          Total fixed charges                    $ 15,339  $13,728  $13,657  $14,619 $17,694  $ 13,348   $  7,011      $ 14,769
                                                 ========  =======  =======  ======= =======  ========   ========      ========
Ratio of earnings to fixed charges                  (0.24)    0.64     1.05     1.20    1.14      1.02       0.10          0.66

Additional income required to meet a 1.0 ratio:  $ 19,060  $ 4,979      n/a      n/a     n/a      n/a    $  6,344      $  5,033

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